Exhibit 99.1

RTX Board Elects Christopher T. Calio as Chairman
Gregory J. Hayes to Serve as Special Advisor

Arlington, VA, February 3, 2025 – The RTX Corporation (NYSE:  RTX) Board of Directors has elected President and Chief Executive Officer, Christopher T. Calio, as Chairman of the Board, effective April 30, 2025.

This action follows notice to the Board by Gregory J. Hayes, RTX Executive Chairman, of his decision to step down as Executive Chairman and as a member of the Board prior to the company’s 2025 annual meeting.

Mr. Hayes has served as Executive Chairman of the Board since May 2024. Prior to that, he served as President and CEO of RTX, following the 2020 merger of Raytheon Company and United Technologies, where he was Chairman and CEO.

“Greg has led RTX since the company’s inception and through significant aerospace and defense industry change,” said Fred Reynolds, RTX Lead Director. “Greg’s extraordinary visionary leadership over the past 35 years has created tremendous value for employees, customers, partners and investors, and his steady guidance has steered a successful leadership transition that positions the company for success well into the future. We want to thank Greg for his many years of outstanding leadership and service to our company.”

“As anticipated, as CEO, Chris Calio has continued to drive RTX growth by focusing on operational execution and technology innovation at the pace of customer needs,” said Greg Hayes. “I am confident that, as Chairman and CEO, he will continue to execute on the strategic priorities that deliver long-term growth for all stakeholders. I wish him all the best for the future.”

Effective April 30, 2025, Mr. Hayes will transition to the role of Special Advisor to the CEO through January 2, 2026.

About Chris Calio

Calio joined the RTX board of directors in 2023 and was elected President and CEO of the Company on May 2, 2024, where he has been responsible for leading more than 185,000 employees and generating over $80 billion in annual sales. He served as President and Chief Operating Officer of RTX, overseeing the company’s three business units, as well as its functions for technology, engineering, enterprise services, digital, operations, quality, supply chain and environmental, health and safety.  Mr. Calio was previously President of Pratt & Whitney, where he led our business that designs, manufactures and services aircraft engines and auxiliary power units. He joined the company in 2005 and held various leadership roles and drove significant transformational change throughout his tenure.

About Greg Hayes

Mr. Hayes became Executive Chairman of RTX on May 2, 2024.  Prior to that, he served as Chairman, President and CEO of RTX from 2020 through May 2024, during a period of strong growth and transformation. Mr. Hayes has had a nearly 21-year career at United Technologies Corporation (UTC), holding several senior leadership roles across finance, corporate strategy and business development, culminating with his appointment to Chief Executive Officer in 2014 and chairman in 2016. As CEO, Mr. Hayes led the reshaping of UTC from industrial conglomerate to a focused aerospace company. Beginning with the divestiture of Sikorsky Aircraft in 2015 and the acquisition of Rockwell Collins in 2018, he continued to focus the business with the spin offs of Otis Elevator Company and Carrier Corporation in 2020. Mr. Hayes then led the merger of UTC’s remaining aerospace businesses, Pratt & Whitney and Collins Aerospace Systems, with Raytheon Company, to form RTX in April 2020, when he became CEO of RTX.

About RTX

RTX is the world's largest aerospace and defense company. With more than 185,000 global employees, we push the limits of technology and science to redefine how we connect and protect our world. Through industry-leading businesses – Collins Aerospace, Pratt & Whitney, and Raytheon – we are advancing aviation, engineering integrated defense systems for operational success, and developing next-generation technology solutions and manufacturing to help global customers address their most critical challenges. The company, with 2024 sales of more than $80 billion, is headquartered in Arlington, Virginia.